UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12
GLADSTONE INVESTMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On Wednesday, June 29, 2011 at 9:00 a.m. EDT, Gladstone Investment Corporation (the “Company”) held a conference call regarding the proposals included in the Company’s Definitive Proxy Statement, which was filed with the U.S. Securities and Exchange Commission on June 17, 2011. A script of the call follows:
Hello and good morning. This is a special call to explain the items in the proxy for shareholders of Gladstone Investment, Nasdaq trading symbol GAIN. My name is David Gladstone, Chairman of the Company.
Thank you all for calling in. We are happy to talk to shareholders and you all know that you have an open invitation to visit us here in the Washington, D.C. area. Please stop by at the office in McLean, Virginia and say hello. You will see some of the finest people in the business.
We also invite you all to come to the annual shareholders meeting on August 4, 2011 at 11 a.m. at the Sheraton Preimiere at Tysons Corner in Vienna, Virginia, located at 8661 Leesburg Pike. If you are not coming to the meeting, then please vote your shares using your proxy so that we get the votes in. You can vote by mailing in your proxy card. You can also vote by calling 800-690-6903, but if you call, you will need your proxy card with your proxy control number. With your control number, you can also enter your vote at www.proxyvote.com.. You may also vote by calling your brokerage firm, which can assist you in the voting process. For more information on how to vote your shares, please visit our website, www.gladstoneinvestment.com
Before I begin I need to read a statement about forward looking statements.
This conference call may include statements that may constitute “forward-looking statements” within the meaning of Securities Act of 1933 and of the Securities Exchange Act of 1934, including statements with regard to the future performance of the Gladstone Investment Corporation.
These forward-looking statements inherently involve certain risks and uncertainties, even though they are based on our current plans. We believe those plans to be reasonable.
There are many factors that may cause our actual results to be materially different from any future results that are expressed or implied by these forward-looking statements including those factors listed under the caption “Risk factors” in all our Form 10K fillings as filed with the Securities and Exchange

Commission, which can be found on our web site at www.GladstoneInvestment.com and the SEC’s web site, www.sec.gov.
The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Again thank you all for calling in. I know these are trying times for all of you. As shareholders, we have all watched the stock price continue to stall, along with the market for all financial stocks. We raised the dividend but the stock has not recovered, and it is still not back to where we would like it to be. We hope it will get there over the following months.
Before starting with the matters in the proxy, I want you to know that we will have our quarterly earnings call for the quarter ending June 30, 2011, sometime around the first week in August, so I will not be able to answer questions about the 10Q we are planning to file for that quarter on this call.
I can say that our fund is performing well in these trying times compared to others. And just to make sure we all remember, as our most recent filings showed, this fund does not have any investments in home mortgages or the housing industry nor do we intend to make any. We have no home mortgages in our portfolio and never have.
Also please know that we do not have any significant exposure to companies in Europe or in China or Asia for that matter. Some of our portfolio companies source some parts from China or Asia, but in recent times, some of them have been bringing those parts back to be made in the United States. A few of the portfolio companies have small plants in Asia. If you are looking for a company that invests exclusively in portfolio companies located in the United States, this is one of them.
As you know from our past press releases, we sold our position in our portfolio company A. Stucki and Chase Doors for a very strong returns on equity and full payment of our debt position. They were great winners, and there are other companies in our portfolio which we think are great winners too.
Now let’s turn to the proxy. In the proxy we have asked shareholders to vote on a number of things. Some are easy to understand and others are not as easy.
1. First, we are asking you to re-elect three directors (Michela English, Anthony Parker & George Stelljes) to hold office until the 2014 Annual Meeting.
2. Second, we are asking you to re-elect one director (Gerard Mead) to hold office until the 2012 Annual Meeting.
3. Third, we are asking shareholders to approve a proposal to authorize our fund to issue and sell shares of our common stock at a price below the net asset value, or NAV, per share at time of issuance. Many business development companies, or BDCs, are asking shareholders for this approval because most BDCs are currently trading, or have traded recently, below their net asset value per share.
We are limited by applicable law to having less than our equity in debt (in other words, a 1:1 debt to equity ratio) so none of the BDCs, like ours, are highly leveraged, like some investment banks, such as Lehman Brothers. We have a line of credit for $50 million and we currently have some significant capacity on that line.

To grow the fund, we will need to raise long term debt or equity sometime in the foreseeable future. With the stock price below NAV, without the shareholders’ approval to issue and sell shares of our common stock below NAV, it is only possible to do so in the current environment as a rights offering.
As you all know, we did a rights offering in April 2008 (at a time when we did not have the shareholders’ approval to issue and sell shares of our common stock below NAV), which was fully subscribed. So in that sense, the rights offering was a success. What was not good is that some speculators purchased the rights on the open market, shorted the common stock, and then used the rights to buy the common stock at a lower price to cover their short positions. We were shocked to see how low the stock fell during that subscription period. We and other BDCs had similar experiences with rights offerings. In sum, rights offerings are not the most attractive method of raising capital for our fund.
If at the time of the rights offering, we had shareholder approval to issue and sell stock below NAV, then we could have instead completed an overnight stock offering. In light of the experience that we gained with the rights offering, we now believe that such an overnight offering might not have the same likelihood of a fall off of the stock price due to the short interests’ activity.
At our 2009 and 2010 annual shareholders’ meetings, our shareholders approved our ability to issue and sell shares of our common stock below NAV, but recently, the stock price was much too low to sell stock except under the direst circumstances. Hopefully, prices will firm up this year and we will be able to sell near or above NAV this year if there are good opportunities for us to invest in.
Let me add one other item. We presently have no intent to sell stock today at the current market price, but we need your approval so that when the stock price recovers, we can move forward and issue and sell shares below NAV, if we believe it is in the fund’s and its shareholders’ interests to do so. Also, in the event we need to raise emergency capital, we can issue and sell shares below NAV rather than conduct another rights offering.
4. Fourth, we are asking shareholders to ratify the selection by our audit committees of PricewaterhouseCoopers LLP as our independent auditor for the next year end (ending March 31, 2012).
5. Finally, we are asking shareholders to approve a proposal to authorize us to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Now I must ask all of you to please vote your shares. The government changed the rules and do not let your broker vote your shares any more so you must vote. Getting the votes in now is ever so costly and time consuming to get shareholders to vote. The fund spends thousands of dollars each year trying to contact voters to vote on these issues, so please vote your shares.
As far as we can see, while the economy is showing signs of recovery there are other signs that say it is not. There remains a credit squeeze, as banks are still slow to lend money, which hurts the economy further. Housing construction is about 25% of what it was so 75% of the jobs in that area are gone. And the unemployment rate is so very high. On the other hand the economy keeps chugging along. Leading indicators are still positive but had a small turn down recently. But we can only see a couple of quarters out so we want to be careful. We are stewards of your money. We will stay the course and continue to be conservative in our investment approach.

We invite you all to come to the shareholders meeting on August 4, 2011 at 11am at the Sheraton Premiere at Tysons Corner in Vienna, Virginia, located at 8661 Leesburg Pike. We would like to see you all and talk about the fund at that meeting. If you are not coming, then please vote your shares of stock.
You can vote by mailing in your proxy card. You can also vote by calling 800-690-6903, but if you call, you will need your proxy card with your proxy control number. With your control number, you can also enter your vote at www.proxyvote.com. You may also vote by calling your brokerage house, which can assist you in the voting process. For more information on how to vote your shares, please visit our website, www.gladstoneinvestment.com
That is the end of the call. Operator, if you would, please set things up so that we can take questions from our listeners.